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                                                                    EXHIBIT 10.1

                                  AGREEMENT

     This Agreement ("Agreement") entered into by and among Career Direction, Inc. ("CD"), Joe Loyd, Karen Loyd, Achievement Tec, Inc. ("AT") and Achievement Tec Holdings, Inc. ("ATH"), is executed this 19th day of July, 2001.

                                   RECITALS

     WHEREAS, Achievement Tec Holdings, Inc., a Delaware corporation, formerly known as Silver Ramona Mining, Inc., entered into that Purchase and Sale Agreement with the Loyd's on January 1, 2001 for the purchase of all the issued and outstanding stock in Career Direction, Inc., a Texas corporation; and

     WHEREAS, Joe Loyd and Karen Loyd entered into employment agreements with Career Direction, Inc., effective January 1, 2001; and

     WHEREAS, the parties desire to terminate the employment agreements entered into between the Loyds and "CD," and release and discharge Career Direction and any parent or affiliated company from all liability under the employment agreements; and

     WHEREAS, Achievement Tec will provide compensation to Joe Loyd and Karen Loyd as provided for in this Agreement,

     NOW THEREFORE, in consideration of the premises and mutual covenants set forth herein, the parties agree as follows:

                                 WITNESSETH:

     1. CONSIDERATION. In consideration for the termination of the employment agreements with Career Direction, Inc., and for the purchase of all the stock in Career Direction, Inc., a Texas corporation, AT agrees to pay Joe Loyd and Karen Loyd jointly the following:

          1.1     $10,000.00 at closing as defined in this Agreement.

          1.2 AT will pay $10,000.00 per month to Joe and Karen Loyd for 24 months, first payment being due on August 19, 2001, and payments due thereafter on the 19th of each month for a total of cash paid in the amount of $250,000.00, at no interest.

          1.3 Achievement Tec agrees to file the required documents with the SEC to change the registration status of the 250,000 shares of ATH common stock which has been issued as of the date of this Agreement to Joe Loyd and Karen Loyd from unregistered to registered stock.

          1.4 The balance of the purchase price paid in 500,000 shares of AT stock to be issued quarterly in common stock of ATH at 50,000 shares per quarter for ten quarters, beginning on November 1st of 2001. Achievement Tec agrees to file with the SEC to register shares covered in this section 1.4. Stock certificates will be issued under this section expeditiously or as permitted by law.

     2. RELEASE. Except as otherwise provided in this Agreement, Joe Loyd and Karen Loyd, for and in consideration recited in this Agreement, have agreed to and do hereby release and forever discharge Achievement Tec Holdings, Inc., Achievement Tec, Inc., and Career Direction, Inc., their officers, directors, agents, representatives and shareholders, from any and



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     all claims, demands, causes of action and liabilities of whatsoever kind or nature, whether now known or not known, arising from their employment, including any and all claims, demands or causes of action alleged or might have been alleged by Joe Loyd and Karen Loyd in connection with employment agreements of January 1, 2001, or that Convertible Promissory Note of January 1, 2001, or that Purchase and
     Sale Agreement of January 1, 2001. It being intended hereby that this Release is and shall constitute a full, final and universal release of AT, ATH and CD, their officers, directors, agents, representatives and shareholders, for any claims arising from the Employment and Purchase and Sale Agreements. Joe and Karen Loyd acknowledge that each has read the above and foregoing release and they fully understand its terms and conditions and they have had their opportunity to confirm with counsel of their own choosing with reference to the legal effect and consequences of the execution of this release and that they are executing this release of their own free will and with the intention of being fully bound by its terms and conditions. The parties acknowledge that the Employment Agreements are terminated except for the requirements for confidentiality.

     3. RESTRICTIVE COVENANTS. In consideration for the payment recited in this Agreement, and for the provision to Joe Loyd and Karen Loyd of employers' trade secrets and confidential information previously provided, Joe Loyd and Karen Loyd hereby agree as follows:

          3.1 For a period of three years following the execution of this Agreement, Joe Loyd and Karen Loyd shall not serve as an officer, director, employee or representative or an owner of more than 1% of the outstanding capital stock of any corporation or an owner of any interest in any business which solicits, hires or otherwise attempts to induce any employees, agents or representative of Career Direction, Inc., Achievement Tec, Inc., or Achievement Tec Holdings, Inc., to terminate their positions as an agent, employee or representative of those companies.

          3.2 For a period of three years following the execution of this Agreement, Joe Loyd and Karen Loyd shall not directly or indirectly, compete with CD or AT by being an officer, director, employee or representative or consultant, or a record or beneficial owner of more than 1% of the outstanding stock of a corporation, or an owner of any interest in, or employee of any business which conducts the business of career fairs or related employment services in any area of influence of Career Direction, AT or any affiliate. AREA OF INFLUENCE is defined as any market in which CD, AT or any affiliate markets or operates job fairs in North America.

          3.3 In the event that court or agency holds Section 3 constitutes an unreasonable restriction upon Joe Loyd or Karen Loyd, the parties to this agreement agree that the provisions of this Section 3 shall not be rendered void, but shall apply as time and territory and to such other extent as a court may rule as reasonable restrictions under the circumstances.

          3.4 In the event that AT or CD fails, for ten (10) days, to make any payments when herein due or fails to issue any stock as provided for in Section 1, "Consideration," and CD fails to remedy said breach within 10 days of receiving written notice from Joe
          Loyd or Karen Loyd that a breach has occurred, Joe Loyd and Karen Loyd shall be released from the obligations of Section 3.1 and 3.2 hereof. This release shall not effect any other remedy they may have as a result thereof.

     4. CLOSING. Closing shall occur at the offices of Achievement Tec, Inc., 2100 Highway 360N, Suite 400B, Grand Prairie, TX 75050, no later than
     5:00 p.m., July 19, 2001.

     5.   MISCELLANEOUS.

          5.1 All credit cards personally guaranteed by Joe Loyd or Karen Loyd will be canceled upon closing.



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          5.2     Achievement Tec Holdings, Inc., will pay Sean Self and
     Darrell Noblitt their commissions accruing prior to January 1, 2001, no later than December 31, 2001.

          5.3 Achievement Tec Holdings, Inc., will assume all liability existing under the Highland Village lease (Career Direction).

          5.4 Each party shall pay its own legal expenses incurred during negotiating, preparation and finalizing this Agreement.

          5.5 Joe Loyd agrees to execute his resignation of the office of President of CD, as well as director of CD and director of ATH. Karen Loyd agrees to execute her resignation as secretary of CD and director of CD.

          5.6 Karen Loyd will provide a signed affidavit in connection with the defense of the Point Group litigation, if required.

     6. GOVERNING LAW. This Agreement is construed under the laws of the State of Texas and governed in accordance with Texas law.

     7. RETURN OF PROPERTY. Joe Loyd and Karen Loyd shall return all CD property (such as keys, computers, disks, etc.) if requested by AT managers.

     8. ANNOUNCEMENT TO CD CLIENTS. To ensure a smooth transition, Joe and Karen Loyd agree to publish an announcement to CD clients, advising them of the change and ensuring them that operations will continue to run in the high quality manner they have come to expect from CD.

     9. ASSUMPTION OF LIABILITIES. AT assumes only those liabilities or payables of CD listed on Schedule attached hereto as Exhibit A in the amount of $239,285.02, and those amounts may vary no more than five (5) percent, plus or minus. The Loyds affirm that to the best of their knowledge they have not incurred any debt on behalf of the company in the last thirty (30) days that would exceed this variance.

     This Agreement executed by the parties as of the date and year first above written.

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Achievement Tec, Inc.
Milton S. Cotter, President


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Achievement Tec Holdings, Inc.
Milton S. Cotter, President


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Career Direction, Inc.
Joe Loyd, President


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Joe Loyd


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Karen Loyd